Exhibit 11




                               Movie Gallery, Inc.

                        Computation of Earnings Per Share




                              Three Months Ended           Six Months Ended
                                   June 30                     June 30
                              1996          1995          1996          1995
                          ------------   -----------   -----------   -----------

Net income (loss)         $(1,995,000)   $ 2,970,000   $ 3,106,000   $ 5,833,000
                          ============   ===========   ===========   ===========

Shares:
Weighted average common
  shares outstanding        12,437,483    11,168,846    12,288,897    10,191,577
Net effect of dilutive
  stock options                262,844       350,301       230,514       309,209
                           -----------   -----------   -----------   -----------
Weighted average common
  and common equivalent
  shares outstanding        12,700,327    11,519,147    12,519,411    10,500,786
                           ===========   ===========   ===========   ===========
Income (loss) per common
  and common equivalent
  share                    $     (.16)   $       .26   $       .25   $       .56
                           ===========   ===========   ===========   ===========


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